Exhibit 10.17
Pursuant to an oral arrangement between Imperial Holdings, LLC and Warburg Investment Corporation (“Warburg”), Mr. Tony Mitchell serves as the chief executive officer of Imperial Holdings, LLC and Imperial Holdings, LLC provides Warburg with (i) office space; (ii) office equipment; and (iii) personnel. Imperial Holdings, LLC pays Warburg for Mr. Mitchell’s service and Mr. Mitchell is paid by Warburg. Imperial Holdings, LLC has entered into a written employment agreement with Mr. Mitchell that will become effective upon the closing of this offering. At that time, the oral arrangement with Warburg will terminate.